Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jennifer Ranville, 608-252-8862

Anchor BanCorp Completes $175 Million Recapitalization

MADISON, Wis., September 27, 2013 — Anchor BanCorp Wisconsin Inc. today announced that it has completed its previously announced $175 million recapitalization.

“We have been aggressively working for four years to get to this point, and we’re proud that the recapitalization effort is now complete, positioning AnchorBank for a full return to profitability and growth,” said Chris Bauer, President & CEO for AnchorBank. Bauer came out of retirement in 2009 to lead the recapitalization effort, which included reorganizing and recruiting a new senior management team.

“Anchor BanCorp’s pre-packaged reorganization, from beginning to end, was completed in less than 60 days. That in itself is a testament to the strength of our plan, and overwhelming support for our return to health, which will have extremely positive impact on the Wisconsin economy,” Bauer said.

With the recapitalization complete, AnchorBank’s capital levels now exceed the thresholds for a “well capitalized” bank under applicable regulatory guidelines and are among the highest capital ratios of banks in Wisconsin.

“We are excited about the many opportunities this recapitalization will represent for AnchorBank, its customers, its employees, and the communities we serve,” said Chris Bauer, AnchorBank President & CEO. “With the recapitalization complete, AnchorBank now has many great things on the horizon. With over 700 employees and 55 offices, we can now continue this positive momentum in our local communities and around the State of Wisconsin. We look forward to being one of Wisconsin’s premier financial institutions.”

Sandler O’Neill + Partners, L.P. served as financial advisor and placement agent and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to Anchor in connection with the recapitalization.

About Anchor BanCorp Wisconsin Inc.

AnchorBank, fsb has 55 offices, all of which are located in Wisconsin.

Forward-Looking Statements
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, liquidity, capital levels, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws.

###